EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective August 30, 2019 (the “Agreement”), is entered into between Kadmon Corporation, LLC, a Delaware limited liability company (the “Company”), and Gregory S. Moss, an individual with a residence at [ADDRESS REDACTED]  (the “Employee”).  Each of Company and Employee a “Party” and collectively, the “Parties”.

WHEREAS, the Parties have previously entered into that certain Employment Agreement dated as of June 18, 2012 (as amended, the “Previous Agreement”)); and

WHEREAS, the Parties now wish to supersede in its entirety the Previous Agreement, effective August 30, 2019 (the “Effective Date”), by entering in this Agreement.

NOW, THEREFORE, in consideration of the Employee’s employment by the Company, and for other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Employment. The Employee shall be employed as Executive Vice President, General Counsel and Corporate Secretary, and Chief Compliance Officer, and shall have the duties, responsibilities and authority as may from time to time be assigned to him by the Company’s Chief Executive Officer (the “CEO”), currently Dr. Harlan W. Waksal, M.D., and/or the Board of Directors (the “Board”) of Kadmon Holdings, Inc., the Company’s parent company, that are consistent with such positions in a company of the size and nature of the Company. The Employee will report to the CEO and the Board. The Employee agrees while he is employed by the Company to devote his full business time and attention to the activities of the Company and to not engage in other employment without the prior written consent of the CEO. The Employee agrees to perform his duties hereunder diligently and to use his best efforts, skill and ability to promote the interests of the Company and its affiliates.

2.

Term. The term of the Employee’s employment under this Agreement shall be effective as of the date hereof and shall continue until terminated by either Party in accordance with Section 5 hereof (the “Term”). Upon termination for any reason, the Parties agree that the provisions of Sections 4 and 5 shall survive.

3.	Compensation and Benefits
a)

Base Salary. Beginning as of the Effective Date, the Company shall pay the Employee a base salary at the rate of $450,000.00 per year (the “Base Salary”). All salary shall be paid in accordance with the Company’s regular payroll schedule and subject to required withholdings.

b)

Guaranteed Incentives:    The Company will cause Kadmon Holdings, Inc., to grant to employee options to purchase 300,000 shares of stock (the “Options”) of Kadmon Holdings, Inc., as soon as administratively practicable following the execution hereof (the “Grant Date”). The Options will vest in three (3) equal tranches on each of the first three (3) anniversaries of the Grant Date. Other than as described in this Section 3(b), the issuance and vesting of the Options will be contingent upon Employee’s continued employment with the Company and the Options will be subject to the terms and conditions of the Company’s 2016 Equity Incentive Compensation Plan, as amended from time to time, a copy of which will be made available to Employee as part of your onboarding materials. The terms of any option awards granted to you on or after the Effective Date

(including but not limited to the Options described in this paragraph) will provide that if you are involuntarily terminated without Cause (as defined in this Agreement) or if you terminate your employment with Good Reason (as defined in this Agreement), then you will be eligible to exercise any options that have vested as of your termination date until the earlier of: (i) the second anniversary of your termination date, and (ii) the date the options would otherwise expire pursuant to their terms.

c)

Discretionary Bonus. Employee will be eligible for a year-end target bonus of 35% of the Base Salary (“Target Bonus”), based on Company performance and Employee performance. The evaluation of both Company performance and Employee performance, and the amount of any bonus paid hereunder (the “Discretionary Bonus”), will be at the discretion of the Board’s Compensation Committee, with input from Dr. Waksal, and no guarantees relating to such cash bonus are being made by the Company. Employee must be employed on the date the bonus is paid in order to receive any Discretionary Bonus described hereunder.

d)

Incentive Compensation. The Employee will be entitled to participate in the Company’s annual, year-end incentive compensation plans, subject to the terms of such plans. The decision as to the amounts of any incentive compensation, including grants of equity, to be awarded shall be made by the Company, but in any event shall be consistent in type and amount as are given to other members of executive management generally.

e)

Benefits. The Employee will be entitled to coverage under or participation in all benefit plans provided to members of executive management of the Company. The Company may, in its sole discretion, at any time amend or terminate its benefit plans. The Employee shall be entitled to no fewer than four weeks of paid vacation per calendar year, to be used in accordance with the Company’s then-current vacation policies.

4.	Covenants
a)

Return of Documents. Immediately upon the Company’s request or promptly upon the end of the Employee’s employment, for whatever reason, the Employee shall deliver to the Company any property of the Company or any of its affiliates (including, but not limited to, documents prepared or made by the Employee) which may be in the Employee’s possession, including, but not limited to, materials, memoranda, notes, records, reports, designs, sketches, plans, programs, printouts, or other documents as well as all copies thereof and files related thereto.

b)

Confidentiality.  The Employee agrees to hold all Proprietary Information (as defined below) in strict confidence during the term of and following the Employee’s employment under this Agreement. “Proprietary Information” includes, by way of example but without limitation, the following information relating to the Company or any of its affiliates or any customer, client or business partner of the Company or any of its affiliates:

i.

working methods and operations, methodologies, marketing plans and strategies (including internal and external growth strategies), sales and financial reports, customer lists, trade secrets, copyrightable materials, patentable materials, programs, processes, plans, product ideas, techniques, designs, models, formulas, data, know-how and other information used in research, developmental, marketing, sales, and operational activities; and

ii.

any commercial or technical information, improvements, or things which may be communicated to the Employee or which the Employee may learn by virtue of his employment by the Company, or of which the Employee may have gained knowledge, or discovered, invented, or perfected while employed by the Company, including without limitation any ideas or processes relating to the development, operation, or improvement of any software or other program, product or proposed product, tool, article, or process sold, licensed, distributed, maintained or contemplated by the Company or any of its affiliates (or their respective customers).

Notwithstanding the foregoing, Proprietary Information shall not include information that (a) is publicly known as of the date of this Agreement or (b) becomes publicly known after the date of this Agreement other than by means in violation of this Agreement or another obligation of confidentiality.

The Employee agrees to never, directly or indirectly, disclose or otherwise communicate to any person, firm, corporation, or other entity or to use for himself (except while the Employee is employed by the Company, and solely in pursuit of his activities as an employee of the Company), any Proprietary Information.

c)

Developments.  The Employee agrees to disclose promptly to the Company any and all Developments (as defined below) which are made, invented, developed or discovered by the Employee, either singly or jointly with others, in the course of his employment by the Company. The Employee also agrees that such Developments are works made for hire and are or shall become the exclusive property of the Company, and that he hereby relinquishes and assigns any and all intellectual property rights and or other rights in the Developments to the Company, including, by way of example, but without limitation, rights of identification or authorship and rights of approval with respect to modifications and limitations on subsequent modifications. In order to effectuate ownership by the Company when necessary, the Employee agrees, without further consideration:

i.	to immediately upon the Company’s request execute all documents and make all assignments necessary to vest title to such Developments in the Company;
ii.	to assist the Company in any reasonable manner to obtain for the benefit of the Company any patents or copyright applications on such Developments, in any and all countries; and
iii.	to execute when requested any and all patent and copyright applications and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

“Developments” include, by way of example but without limitation, the following: any and all inventions, improvements, discoveries, developments, results of research, or useful ideas, whether or not patentable, which relate in any manner to any products, work, or other business or proposed business of the Company or one of its affiliates or any customer, client or business partner of the Company or one of its affiliates, or to any process, apparatus, formulas, equipment, or article worked on in connection with the Employee’s employment by the Company.

5.	Termination
a)

Death or Disability.  The Employee’s employment hereunder shall terminate immediately upon his death or upon 30 days written notice by the Company to the Employee that the Employee’s employment has been terminated due to the Employee’s Disability.  For the purposes of this Agreement, “Disability” shall mean upon the earlier of: (i) the date Employee becomes entitled to receive disability benefits under the Company’s long-term disability plan; or (ii) the determination by the CEO that the Employee is physically or mentally incapacitated or impaired and has been unable, for a period of at least 90 consecutive days, to perform the duties and responsibilities contemplated under this Agreement, even with a reasonable accommodation.

b)

Termination for Cause.  Employment with the Company may be terminated by the CEO or the Board immediately for Cause. In this context the term “Cause” shall mean: (i) the Employee’s conviction of a felony; (ii) any material misconduct by the Employee with respect to the Company, any affiliate of the Company, or any of their respective employees, customers, clients, business partners or suppliers; (iii) in carrying out his duties and responsibilities set forth herein, refusal, neglect or failure by the Employee to carry out, in all material respects, the legal instructions of the CEO or the Board; (iv) a material breach by the Employee of any term or provision of Section 4 of this Agreement; or (v) the Employee’s failure to comply in all material with the internal policies or procedures of the Company or its affiliates, or any laws or regulations applicable to Employee’s conduct as an employee of the Company; which in each case of clauses (ii) to (v) above, remains uncured by the Employee for 5 days following receipt by the Employee of written notice of same, which notice shall include reasonable detail as to the nature of the potential resulting Cause.  However, no notice and opportunity to cure shall be required in the event of conduct by the Employee that the Company reasonably believes cannot be adequately cured.

c)	Termination Without Cause. Employment may be terminated by the CEO or the Board without Cause, at any time, without prior notice.
d)

Resignation by Employee for Good Reason.  Employee may resign from his employment hereunder at any time if Employee has Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean: (i) any material diminution in Employee’s duties or responsibilities hereunder (other than in connection with a termination of Employee’s employment), which remains uncured by the Company for 5 days following receipt by the Company of written notice of same, which notice shall include reasonable detail as to the nature of the potential resulting Good Reason; (ii) a reduction in Employee’s Base Salary; (iii) a relocation of the Company’s principal place of business outside New York City; or (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, specifically: Dr. Waksal.

e)

Resignation by Employee Without Good Reason.  Employee may resign from his employment hereunder without Good Reason at any time upon written notice to the Company. Following any such notice, the Company may reduce or remove any and all of Employee’s duties, authority or responsibilities with the Company, and any such reduction or removal shall not constitute Good Reason.

f)

Effect of Termination.  In the event that the Employee’s employment hereunder is terminated for Cause, or Employee resigns without Good Reason, the Company shall pay the Employee his Base Salary through the date of such termination and any unreimbursed business expense (in accordance with Company policy). In the event that the Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason, and provided that Employee first signs and does not revoke any portion of a comprehensive release of claims against the Company, and its current and former affiliated entities and individuals, in a customary form drafted by the Company, the Company shall pay the Employee severance in an amount equal to his Base Salary and an amount equal to the greater of his Target Bonus or the previous year’s Discretionary Bonus (collectively, the “Severance”).  This Severance will be combined together and paid in in equal installments, and in accordance with the Company’s regular payroll schedule, and subject to required withholdings, over the one-year period following the expiration of a seven-day revocation period set forth in the comprehensive release of claims, provided, however, that in the event Employee becomes employed by another entity or individual (and not self-

employed) during that one-year period, he will so notify the Company, and such employment will end the Company’s obligation to make any further severance payments.
g)

Benefits.  Subject to Employee’s timely election of continuation coverage under COBRA, the Company will continue payment of Employee’s medical, dental and vision insurance coverage during the twelve (12) month period following the first day of the month following the date of termination or resignation (the “Coverage Period”) to the same extent that the Company paid for such coverage immediately prior to the date of termination or resignation, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that Employee first signs and does not revoke any portion of a comprehensive release of claims against the Company, and its current and former affiliated entities and individuals, in a form drafted by the Company, and provided further that in the event Employee becomes employed by another entity or individual (and not self-employed) during that one-year period, he will so notify the Company, and such employment will end the Company’s obligation to continued payments for medical, dental, and vision insurance coverage.  If Employee fails to sign or revokes any portion of a comprehensive release of claims against the Company, the Employee’s accrual of or participation in plans providing for medical, dental and vision insurance benefits will cease at the end of the Term, unless Employee properly and timely elects to continue medical, dental and vision insurance coverage in accordance with the continuation requirements of COBRA and pays the applicable premiums for such coverage.  The Employee will not receive, as part of his termination pay pursuant to this Section 5, any payment or other compensation for any sick leave or other leave unused on the date the notice of termination or resignation is given, (or on the date the termination or resignation is otherwise effective in the event no notice is required), under this Agreement.

6.	Miscellaneous
a)	Governing Law. This Agreement will be governed by the laws of the State of New York without regard to the conflict of laws principles.
b)

Arbitration.  The Parties agree that any dispute arising under or concerning this Agreement, the Employee’s employment by the Company or any related entity, or any compensation or benefits claimed by the Employee, shall be resolved solely in a confidential proceeding before a single arbitrator in New York, New York.  The arbitration will be conducted pursuant to the then current rules of the American Arbitration Association for the resolution of employment disputes.  Neither Party will bring any publicity to the arbitration, including, without limitation, the existence of a dispute, any claims or defenses raised in arbitration, or the arbitration award.  However, either Party may bring an action to enforce an arbitration award in the event the other Party refuses to comply with the arbitration award within thirty (30) days following its issuance.

c)

Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers of the Company and Employee as set forth in the records of the Company.

d)

Section Headings:  Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word -including” does not limit the preceding words or terms.

e)

Amendments; Entire Agreement; Successors and Assigns.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement embodies the entire agreement and the understanding among the Parties, superseding all prior agreements and understandings relating to the subject matter hereof, except the confidentiality and invention assignment agreement between you and the Company, any equity or equity-based or linked award agreements outstanding as of the Effective Date, and any Company employee benefit plan outstanding as of the Effective Date. Employee understands and agrees that this Agreement shall govern his employment with the Company and its related entities, and shall supersede in its entirety any other form of agreement, written or oral, relating to Employee’s employment with the Company, except for the agreements and plans set forth in the preceding sentence . If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to the minimum extent necessary to make it legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be binding upon the Company’s successors and assigns.

f)

Non-Disparagement.  The Company’s officers and directors and the Employee agree that, during the Term and thereafter (including following the end of Employee’s employment for any reason) neither Party will make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage the other Party.  Nothing in this paragraph shall prohibit the Employee or the Company, or its officers or directors, from bringing an action under Section 6(b) above and providing truthful information or making truthful statements in connection with such action, or with providing truthful information or making truthful statements in connection with a subpoena or other legal process.

g)

Representations.  The Employee represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which the Employee is bound, (ii) the Employee has had the opportunity to review the covenants contained in Section 4 with counsel, that said covenants were the result of negotiation between the parties, and that he desires to be bound by the covenants in order to obtain the compensation provided by this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Company represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any its organizational documents or any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, (ii) this Agreement has been duly authorized by all requisite limited liability company action on the part of the Company and (iii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

h)	Confidentiality of this Agreement. The Employee agrees to keep confidential the terms of this Agreement. This provision does not prohibit the Employee from providing this information to the Employee’s attorneys or accountants for purposes of obtaining legal or tax advice or as required by law; provided that such persons are informed of the confidential nature of such information and the Employee shall be responsible for breaches of the confidentiality restrictions contained herein by such persons as if the Employee had breached such restrictions. The Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business, as required by law or as required by any governmental or quasi-governmental entity or any self-regulatory organization.

i)

Cooperation.  Following termination of employment with the Company for any reason, the Employee shall cooperate with the Company, as requested by the Company, to effect a transition of the Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by the Employee.

j)	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
k)

Section 409A and Taxes.    All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation.  The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). The Parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award, provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

KADMON CORPORATION, LLC

By:	/s/ Harlan W. Waksal
Harlan W. Waksal, M.D.
President and Chief Executive Officer

Date:	August 30, 2019

/s/ Gregory S. Moss
Gregory S. Moss

Date: August 30, 2019